Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES

SENESTECH, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights Distributed to Stockholders and Eligible Warrant Holders of SenesTech, Inc.

[______], 2018

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by SenesTech, Inc. (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by the Company to subscribe for and purchase Units, pursuant to non-transferable subscription rights (“Subscription Rights”) distributed to holders of record of the Company’s common stock, and holders of eligible warrants to purchase common stock, as of 5:00 p.m., Eastern Time, on July 24, 2018 (the “Record Date”). Each Unit entitles the holder to one share of common stock of the Company, $0.001 par value (the “Common Stock”) and one Warrant. Each Warrant will be exercisable for one share of Common Stock. The Subscription Rights and Units are described in the prospectus dated [______], 2018 (a copy of which accompanies this notice) (the “Prospectus”). Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to [______] Units on the terms and subject to the conditions described in the Prospectus, at a subscription price of $[______] per Unit (the “Subscription Price”). The Subscription Rights may be exercised at any time during the subscription period, which commences on July 25, 2018 and ends at 5:00 p.m., Eastern Time, on August 8, 2018, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each beneficial owner of shares of Common Stock or holder of eligible warrants to purchase Common Stock is entitled to one Subscription Right for every share of Common Stock owned or deemed to be owned by such beneficial owner on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”) registered in the name of the record holder or its nominee. Each Subscription Right entitles holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Based on 18,068,235 shares of common stock outstanding and 5,043,250 shares of our common stock issuable upon the exercise of eligible warrants outstanding as of July 6, 2018, we will grant Subscription Rights to acquire 23,111,485 Units but will only accept subscriptions for an aggregate of $15,000,000 or [______] Units. Accordingly, sufficient Units may not be available to honor all subscriptions in full. If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, we will allocate the available Units in proportion to the number of shares of our Common Stock each of the record holders owned or was deemed to own on the Record Date, relative to the number of shares owned or deemed to be owned on the Record Date by all record holders exercising the Basic Subscription Right. If this pro rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Right, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right”). Subject to stock ownership limitations described in the Prospectus, if sufficient Units are available, all Over-Subscription Right requests will be honored in full. If Over-Subscription Right requests for Units exceed the remaining Units available, the remaining Units will be prorated among rights holders who oversubscribe, based on the number of basic subscription shares to which they have subscribed, subject to stock ownership limitations as described in the Prospectus.

The Company will not issue fractional shares or Warrants. Fractional shares or Warrants resulting from the exercise of the Basic Subscription Right and the Over-Subscription Right will be eliminated by rounding down to the nearest whole share of Common Stock and Warrant, as applicable. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

The Company is asking persons who hold shares of the Company’s Common Stock or eligible warrants to purchase the Company’s Common Stock beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them. If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting.

Exhibit 99.3

The Company is asking you to contact your clients for whom you hold shares of Common Stock or eligible warrant to purchase Common Stock registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Subscription Rights Certificate

3.	Instructions as to use of Subscription Rights Certificate

4.	Form of Letter to Stockholders who are Beneficial Holders

5.	Beneficial Owner Election

6.	Nominee Holder Certification

7.	Notice of Guaranteed Delivery

8.	Return envelope, addressed to Broadridge Corporate Issuer Solutions, Inc.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and Over-Subscription Right, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the property completed and duly executed Subscription Rights Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT (855) 793-5068.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.